Exhibit 10.12

AMENDMENT NO. 3

TO SECOND AMENDED AND RESTATED RESEARCH AND LICENSE

AGREEMENT

This amendment no. 3 to the Second Amended and Restated Research and License Agreement (this “Amendment”) is entered into as of February 18, 2016 by and between Ramot at Tel Aviv University Ltd., a company organized under the laws of Israel with offices at Tel Aviv University, Tel Aviv, Israel (“Ramot”) and Brainstorm Cell Therapeutics Ltd., a limited liability company incorporated under the laws of Israel with offices at 12 Bazel Street, Petach Tikva, Israel 49170 (the “Company”).

WHEREAS, Ramot and Brainstorm Cell Therapeutics Inc. executed a Second Amended and Restated Research and License Agreement dated July 26, 2007, as amended on December 24, 2009, which was assigned from Brainstorm Cell Therapeutics Inc. to the Company on December 20, 2011, and further amended on April 30, 2104 (the “Second Amendment”) (collectively, the “Agreement”); and

WHEREAS, Ramot agrees to assign to the Company all of the results of the Research performed during the New Research Period in the framework of the Second Amendment, as set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions.

All terms used in this Amendment with an initial capital letter shall have the meanings ascribed to them in the Agreement, unless otherwised specified herein.

2.	Assignment.

2.1   Subject to the terms and conditions set forth in this Amendment and in the Agreement, Ramot hereby transfers to the Company its worldwide right, title and interest in and to the results of the Research performed during the New Research Period in the framework of the Second Amendment (“Assigned Rights”).

2.2   Ramot agrees, at the Company’s request and expense, to assist and cooperate in all respects, to execute documents and take such further acts as may reasonably be requested by the Company to acquire, transfer, maintain, perfect and enforce patent and other legal protection for the Assigned Rights.

2.3   The assignment procedure shall be handled by the Company which shall be in direct contact with the relevant patent attorneys and patent offices. Ramot shall be kept updated at all times with respect to the status of such actions.

3.	“Ramot Results”, “Ramot Technology”.

Wherever reference is made in the Agreement to the “Ramot Results” and “Ramot Technology”, such reference shall be deemed to include the Assigned Rights, except as specifically set forth below:

3.1   Section 3.1 of the Agreement (Title, Ramot Technology) shall not apply with respect to the Assigned Rights. Instead, all rights, title and interest in and to the Assigned Rights, and in and to any drawings, plans, diagrams, specifications and other documents containing any of the Assigned Rights shall be owned solely and exclusively by the Company.

3.2   Section 5.1 of the Agreement (License) shall not apply with respect to the Assigned Rights. However, it is clarified that use of the Assigned Rights by the Company is subject to provisions of the Agreement, unless specifically stated otherwise in this Amendment, including the consideration sections of the Agreement.

3.3   Section 13.4.1 of the Agreement (Termination of Rights) shall not apply with respect to the Assigned Rights. Instead, upon termination by the Company pursuant to Sections 13.3.1, 13.3.2 or 13.3.3 of the Agreement or by Ramot pursuant to Sections 6.4, 13.3.2 or 13.3.3 of the Agreement, the assignment attached to this Amendment as Exhibit A entered into on the date hereof shall automatically enter into effect, and all rights in and to and under the Assigned Rights shall be automatically transferred back to Ramot, at the Company’s complete expense.

4.	Product.

The definition of “Product” in Section 1.19 of the Agreement shall be replaced with the following definition:

“Product” shall mean: (i) any product or service that incorporates differentiation factors and other materials which is capable of inducing bone marrow or cord blood stem cells to differentiate into neuron-like or glial-like cells that can be transplanted into patients for the treatment of neurological and ophthalmic diseases in humans, including autism; or (ii) and neuron-like or glial-like cell generated through use of a product described in clause (i) of this Section 1.19.”

5.	Valid Claim.

The definition of “Valid Claim” in Section 1.33 of the Agreement shall be replaced with the following definition:

“Valid Claim” shall mean a claim of a Ramot Patent Right or joint Patent Right or patent application or granted patent owned or controlled by the Company that includes, is supported by or makes use of the Assigned Rights, so long as such claim shall not have been held invalid in a final non-appealable court judgment or patent office decision, in the relevant jurisdiction.

6.	Sublicenses

Wherever reference is made in the Agreement to a “Sublicense”, such reference shall be deemed to mean, with respect to the Assigned Rights, any right granted, or license given, or agreement entered into (including assignment), by the Company or (to the extent permitted by Section 5.2.2.3) by a licensee of the Company, to or with any other person or entity, under or permitting any use of any of the Assigned Rights or otherwise permitting the development, manufacture, marketing, distribution and/or sale of Licensed Products (regardless of whether such grant of rights or license given or agreement entered into is referred to or is described as a license or as an agreement with respect to the development and/or manufacture and/or sale and/or distribution and/or marketing of Licensed Products), and any option to obtain such right or license or agreement.

7.	General.

Except for the terms revised herein, all other terms and conditions of the Agreement shall continue to apply and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

Ramot at Tel Aviv University, Ltd.		Brainstorm Cell Therapeutics Ltd.

By:	/s/ Avi Nataneli	By:	/s/ Uri Yablonka
Name:	Avi Nataneli	Name: Uri Yablonka
Title:	Chief Financial Officer	Title: COO
By:	/s/ Keren Primor Cohen
Name:	Keren Primor Cohen
Title:	VP General Counsel and Business Affairs

Exhibit A

ASSIGNMENT

Date: February 18, 2016

1.	Brainstorm Cell Therapeutics Ltd., having a place of business at 71 HaNadiv St. (5th floor), Herzelia, Israel 12 Bazel St., POB 10019 Kiryat Aryeh, Petach Tikva, Israel 4900101 (“Brainstorm”), for good and valuable consideration, hereby transfers and assigns to Ramot at Tel Aviv University Ltd., having a place of business at Tel Aviv University in Ramat-Aviv, Tel Aviv 61392, Israel (“Ramot”), at Brainstorm’s complete expense, Brainstorm’s complete and total worldwide right, title and interest in and to the Assigned Rights (as defined in amendment no. 3 to the Second Amended and Restated Research and License Agreement executed by Brainstorm and Ramot on February 18, 2016) (“Assigned Rights”).

2.	Brainstorm agrees, at Ramot’s request and Brainstorm’s expense, to assist and cooperate in all respects to execute documents and take such further acts as may reasonably be requested by Ramot to acquire, transfer, maintain, perfect and enforce patent and other legal protection for the Assigned Rights.

BRAINSTROM CELL THERAPEUTICS LTD

By:	/s/ Uri Yablonka
Name: Uri Yablonka
Title: COO